EXHIBIT 10.46

* Please note that anything marked out with “X” in this Master Agreement for Banking Support Services or any exhibit, schedule, or addendum hereto indicates that such information has been redacted pursuant to a confidential treatment request being simultaneously filed with the Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and Section 552(b)(4) of the Freedom of Information Act.

First-Citizens Bank & Trust Company

MASTER AGREEMENT FOR BANKING SUPPORT SERVICES

This Master Agreement for Banking Support Services (“Agreement”) is made and entered into effective as of June 15, 2005 by and between First-Citizens Bank & Trust Company, a North Carolina banking corporation (“FCB”), and CapitalBank, a South Carolina banking corporation (the “Client”).

Section 1 - Definitions

The following definitions shall apply for purposes of this Agreement.

Addendum has the meaning set forth in Section 3b of this Agreement.

Affiliate means, in respect of the first entity, a second entity in which the voting interests are majority owned by either the first entity or another entity that owns a majority of the voting interests in the first entity.

Agreement has the meaning set forth in the first paragraph of this Agreement.

Authorized Representative of a party means an individual designated as such in a Notice signed by a senior vice president or higher authority of that party and whose designation as such has not been terminated in a Notice signed by a senior vice president or higher authority of that party. A party may have more than one Authorized Representative.

Client has the meaning set forth in the first paragraph of this Agreement.

Exhibit has the meaning set forth in Section 3b of this Agreement.

FCB has the meaning set forth in the first paragraph of this Agreement.

Implementation Date means the date the Services have been fully implemented and are available to Client and its Affiliates in their daily operations as contemplated by this Agreement.

Notice means a communication given by one party to the other party strictly in accordance with the requirements of Section 16c.

Original Term has the meaning set forth in Section 2a of this Agreement.

Schedule has the meaning set forth in Section 3b of this Agreement.

Services has the meaning set forth in Section 3a of this Agreement.

Section 2 - Term

a.	Original Term. The original term of this agreement shall commence on the above effective date and continue until the earlier of (i) the date that is 63 months after the Implementation Date, or (ii) the earlier termination of this Agreement as provided hereinbelow (the “Original Term”).

b.	Extended Term. Following the Original Term this Agreement shall continue in effect until terminated by either as hereinafter provided.

Section 3 - Services

a.	The processes, programs, products and services to be provided by FCB under this Agreement are referred to collectively as the “Services”. The Client desires to utilize and avail itself (and any of its Affiliates agreed by FCB from time to time) of the Services of FCB. For and in consideration of the terms and conditions contained in this Agreement, and for other good and valuable consideration, FCB and the Client agree as provided in this Agreement and all applicable attachments hereto.

b.	This Agreement identifies the overall framework within which FCB will offer various Services from time to time to the Client. This Agreement is not exclusive, however, and the parties may enter into various other agreements outside the scope of this Agreement. The nature, scope and cost of specific services to which the Client may subscribe pursuant to this Agreement will be described in attachments to this Agreement designated as either “Exhibits” or “Schedules” or “Addenda”. The nature and scope of the Services, and the terms and conditions under which the Services will be provided, may be modified from time to time by the parties by their execution of new or amended Exhibits or Schedules or Addenda. Each Exhibit or Schedule or Addendum duly executed by an Authorized Representative of each party shall become a part of this Agreement and the terms of such Exhibit or Schedule or Addendum shall supersede any conflicting terms of this Agreement.

c.	If requested by the Client, FCB will generate for the Client the same types of reports that FCB generates for its own use when it processes its own data. FCB will provide to the Client (at the Client’s expense) any special forms, which FCB may require from time to time in connection with item or data processing services.

d.	FCB will perform the Services for the Client that are identified in the applicable Exhibits and Schedules and Addenda made part of this Agreement from time to time. Initially the Exhibits and Schedules and Addenda listed below are attached to this Agreement and are incorporated herein by reference:

Exhibit A - Information Security Agreement (including Exhibit A-1 attached thereto entitled “Use of The Network”).

Exhibit B - Item Processing Services (including Exhibit B-1 thereto entitled “Description of Services” and Exhibit B-2 thereto entitled “Item Processing Performance Standards”).

Schedule A - (Pricing For Account Processing, CBO Transaction Processing, Network Management, and Volume Discounts).

Addendum A-1

e.	In the event of any conflict or inconsistency between the provisions of the body of this Agreement and the provisions of any Exhibit, Schedule or Addendum hereto, the provisions of the Exhibit, Schedule or Addendum shall control; provided, however, any provision of the body of this Agreement which is stated to apply “notwithstanding any other provision of this Agreement” (or words of similar import) can only be superseded by an Exhibit, Schedule, Addendum or amendment that expressly references such provision and states that such provision is being superseded.

f.	FCB shall perform the Services in compliance with all federal and North Carolina laws and regulations applicable to its performance of the Services. FCB shall indemnify the Client against damages payable to a third party based on the third party’s claim that FCB’s performance of the Services results in violation of the third party’s intellectual property rights, provided that the Client promptly notifies FCB of such claim and allows FCB to control the defense or settlement of such claim.

Section 4 - Fees

a.	The Client agrees to pay FCB for all Services rendered by FCB under this Agreement as provided in the Schedule(s) attached hereto. Invoices shall be due and payable upon presentation. The initial fees, rates and charges for the Services to be provided by FCB (collectively, the “fees”), shall be as set forth on Schedule A or as otherwise provided in a Schedule expressly applicable to the particular Service in question. FCB may increase fees from time to time by Notice to Client except as otherwise may be agreed by FCB and Client by a written amendment or addendum to this Agreement.

b.	FCB may pass on to the Client, at any time, any increased “pass-through” charges or fees. “Pass through” charges and fees are those that are controlled by an independent third- party vendor and expressly identified as such in the Schedule applicable to the Service in question.

c.	FCB will invoice the Client as specified by the applicable Schedule. Prices stated on the applicable Schedule do not include sales taxes, whether levied on FCB or Client, and such sales taxes may be added by FCB to the appropriate invoice. A fee referred to in a Schedule as “monthly” shall be invoiced monthly and a fee referred to in a Schedule as

“annual” shall be invoiced annually. Where no express provision of the applicable Schedule describes the frequency of invoicing applicable to a particular fee the fee shall be invoiced monthly. All invoices are due and payable upon presentation.

d.	If an invoice is not paid when due in full, FCB may give the Client Notice of past-due payment. If the Client fails to make payment in full within thirty (30) days after Notice, the Client shall be considered in default of this Agreement, FCB may suspend performance after Notice to the Client, and, in accordance with Section 10, FCB may terminate this Agreement for “cause.” The Client may contest the amount due during the thirty (30) day period, and FCB must withhold termination (but not suspension of performance) until resolution of such dispute so long as the dispute is made in good faith and the Client diligently cooperates to resolve the dispute in a timely manner.

e.	An amount which becomes delinquent under Section 4d shall bear service charges at the rate 12% per annum, or the maximum rate allowed by law, whichever is less, during the continuance of such delinquency.

Section 5 - Item Processing Services

If FCB provides item processing services to the Client, the provisions of Exhibit B hereto shall apply.

Section 6 - Disaster Recovery/Contingency Plan

a.	FCB maintains a disaster recovery/contingency plan, which is available for the Client or Client’s auditors or regulators review, upon Client’s request. FCB shall prioritize the Client’s interests no lower than its own or FCB’s other client financial institutions for similar services, in the event of a disaster in respect of restoration of the Services. Any mutually agreed upon Client customization will be provided at the Client’s expense.

b.	FCB will provide disaster recovery services for its batch and on-line processing obligations to the Client at a dedicated facility, which is equipped to handle FCB’s mainframe computer processing in the event disaster recovery is needed. Provided that the Client is utilizing the FCB telecommunication network, FCB agrees to provide data communication access to the disaster recovery facility, including the necessary communication devices to facilitate such communication; otherwise, the Client shall be responsible for providing, and paying for, the necessary communication lines and devices. Throughout the term of this Agreement, FCB will maintain in effect contracts and/or arrangements for disaster recovery which provide at least as much coverage as those in effect on the effective date of this Agreement.

c.	The Client acknowledges that FCB’s disaster recovery arrangements are designed to deal with circumstances, which are expected to cause a substantial portion of the capabilities at the FCB processing center to be unavailable for a period exceeding seventy-two (72) hours. Should such an event or situation occur, FCB shall initiate its disaster recovery plan in a timeframe and manner that is designed to restore batch and on-line processing services to the Client within seventy-two (72) hours of a Service interruption.

d.	FCB will test its disaster recovery capabilities at least once per calendar year. FCB shall provide to the Client, at the Client’s written request, one copy of the portions of any report in respect of the test that are relevant to the Services as provided to the Client. These reports and test information and results are “Proprietary Information” of FCB (see Section 14).

Section 7 - Limitation of Liability

a.	In the delivery of the Services contemplated by this Agreement, FCB will use the personnel, facilities, equipment and machines selected by it. FCB shall deliver the Services in a professional and workmanlike manner using no less diligence, competence or care as it uses when performing the same services for its own banking operations or for other financial institutions by contract. FCB is an independent contractor and neither party is the agent of the other. The Client hereby agrees that FCB shall not be liable for any loss, damage, cost or expense (including attorneys’ fees and court costs) which arises as a result of the performance of Services by FCB or otherwise by virtue of this Agreement except to the extent the loss, damage, cost or expense directly arises from FCB’s intentional misconduct, bad faith, or gross negligence. FCB’s liability to the Client arising out of this Agreement shall not exceed the damages or losses directly sustained by the Client as a consequence and to the extent of FCB’s intentional misconduct, bad faith, or gross negligence, except that FCB’s liability for a breach of this Agreement shall not exceed, in the aggregate, the lesser of: (i) the Client’s direct damages sustained as a consequence and to the extent of FCB’s breach and (ii) the fees (excluding pass-through charges and fees) actually paid by Client to FCB over the three (3) months period prior to the breach. Any determination of FCB’s liability in respect of its gross negligence shall take into consideration the contributory negligence of the Client, the Client’s agents, or other third parties. Further, any action taken by FCB at the Client’s instruction shall not be considered intentional misconduct, gross negligence, or bad faith of FCB. This Section 7 shall not reduce (i) service level credits to which the Client may be entitled pursuant to this Agreement, or (ii) FCB’s liability for any breach of Section 14.

b.	FCB shall not be liable for indirect, punitive, special or consequential damages or for lost profits, even if FCB has been advised of the possibility of such damages, nor shall FCB be liable to the Client or any other person because of failure to perform or delay in performance of the Services provided by FCB pursuant to this Agreement when such failure or delay is caused by: (i) an event or circumstance primarily within the control of the Client or a third party, or (ii) an event or circumstance beyond the control of FCB (except to the extent of FCB’s failure to take commercially reasonable precautionary measures to avoid or prevent a reasonably foreseeable event or circumstance or mitigate the adverse effects thereof) including, but not limited to, any of the following events (“Force Majeure Events”):

(1)	Acts of God, including earthquakes, floods, fires, and any other natural disasters as well as all types of inclement weather, including without limitation rain, snow, sleet, ice, fog, tornadoes or any other type of weather which reasonably prevents FCB from operating the FCB processing center or a contract courier from transporting Client work in a timely manner;

(2)	Hostile, terrorist or warlike actions in time of peace or war, including without limitation hijackings, by any person, entity, government of sovereign power, military or agent of any of the above;

(3)	Strikes or labor disturbances; and

(4)	Mechanical, communication, or power outages/interruptions or difficulties with any equipment which could not be reasonably anticipated and prevented.

c.	The release and indemnity provisions of this Section 7 shall survive the termination of this Agreement.

Section 8 - Warranties

a.	The Client and FCB each warrant and covenant that the execution and delivery of and performance under this Agreement by such party has been authorized and approved by all requisite action by such party’s governing body or other appropriate persons and that this Agreement is binding and enforceable against each such party.

b.	FCB warrants that at all times during the term of this Agreement its employees shall be covered by FCB’s financial institution bond, a copy of which shall be provided to the client upon request.

c.	Each party shall indemnify and hold harmless the other from any loss, damage or other liability incurred by such other party to the extent attributable to the first party’s breach of any warranty under this Section 8.

d.	EXCEPT FOR ITS WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 8, FCB DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 9 - Hours of Operation (Including Holiday Schedules)

Software applications to be processed will be processed as set forth in the Schedules. Data will be processed and reports generated on a daily basis, excluding weekends and holidays. FCB and the Client will abide by the holiday schedule as prescribed by the United States Federal Reserve System. Preventative maintenance will normally be conducted on the FCB in-house equipment sometime after the end of normal operating hours each Friday and prior to 8 a.m. Eastern Time the following Monday. This schedule may automatically change to Tuesday morning when FCB is closed for a holiday on Monday. Occasionally, the systems may not be available on non-business days when FCB is making hardware/software upgrades. In such instances, FCB will provide the Client with at least five (5) business days’ prior Notice of any such outage anticipated to adversely affect the Client.

Section 10 - Termination

a.	Upon termination of any data or item processing services, all computer programs and related documentation shall remain the property of FCB. At the Client’s request made no later than 90 days after termination, FCB shall promptly provide to the Client (or the Client’s designee), at the Client’s expense, the Client’s master and transaction data files retained by FCB in accordance with this Agreement in machine-readable format on magnetic media in order for the client to convert such data for use by the successor Service provider in an orderly and timely manner. In the event of the termination of any data processing Service, the parties agree to cooperate in good faith for the orderly and timely transition of the Service from FCB to the Client or another service provider selected by the Client. If the Client should request deconversion files containing images of items archived in the FCB image archive system, FCB will provide such to Client at FCB’s then prevailing hourly standard rate, plus out-of-pocket expenses (not to exceed 120 man hours). Any additional deconversion work requested from FCB by the Client will be performed at FCB’s then prevailing standard hourly rate plus out-of-pocket expenses.

b.	Either party may terminate this Agreement for “cause” upon Notice. FCB shall have “cause” if (i) any amount remains unpaid after Notice as described in Section 4.d., (ii) the Client defaults in the performance of any of its obligations in respect of Confidential Information under this Agreement, or (iii) the Client defaults in the performance of any other of its other non-monetary obligations under this Agreement and such default is not cured within ninety (90) days after FCB gives Notice of such default, provided, however, that FCB may suspend its performance of Services in lieu of, or pending, a termination, with at least thirty (30) days’ prior Notice to the Client. The Client shall have “cause” if (i) FCB defaults in the performance of any of its obligations in respect of Confidential Information under this Agreement, (ii) FCB defaults in the performance of any of its other obligations under this Agreement and such default is not cured within ninety (90) days after the Client gives Notice of such default, or (iii) if the Services are not substantially available to the Client for any consecutive fifteen (15) business days after the Implementation Date due to a circumstance within FCB’s control. In addition, either party may terminate this Agreement without cause by giving at least one hundred eighty (180) days’ Notice of such termination.

c.	RESERVED

d.	The Client agrees that the prices for Services to be provided by FCB under this Agreement were determined based upon certain assumed volumes of processing activity and the length of the term of the Agreement. The Client acknowledges that without the certainty of revenue from the assumed processing fees, FCB would have been unwilling to provide processing services at the prices contained in the applicable Service Schedules. The parties agree it would be difficult or impossible to ascertain FCB’s actual damages for a termination or other breach of this Agreement by the Client, resulting in a termination of this Agreement before the end of the term. The parties further agree that the termination fees as set forth in Section 10e are a reasonable estimation of the actual damages which FCB would suffer if FCB were to fail to receive the processing business for the full term and shall not constitute a penalty. FCB agrees such termination fees are FCB’s exclusive remedy for its damages for early termination of this Agreement by the Client. However, nothing in this Agreement shall limit FCB’s right to recover from the Client any amounts otherwise owed by the Client under this Agreement or remedies for the Client’s breaches of this Agreement, including without limitation indemnification obligations of the Client for damages suffered by FCB other than in respect of early termination.

e.	If the Client terminates this Agreement, or terminates any of the Services provided by FCB under this Agreement (“Terminated Services”), without cause (including as a result of the Client being acquired) prior to the expiration of the original 63-month term, or if FCB terminates this Agreement for “cause” prior to the expiration of the original 63-month term, the Client immediately shall pay to FCB a termination fee equal to the applicable amount set forth in Addendum A-1.

f.	Extended Time of Agreement Upon Termination. If the Client terminates this Agreement, but requests that FCB continue to provide Services under this Agreement, FCB may agree, in its discretion, to continue to provide such Services on a month-to-month basis. If FCB agrees to provide such Services, the month-to-month agreement for such continuing service may be terminated by either party upon sixty (60) days’ advance written notice. During the month-to- month agreement period, all Services provided by FCB will continue to be subject to the terms and provisions of this Agreement, including any Exhibit, Schedule or Addendum hereto, except for charges for Services, which shall be at FCB’s then current standard pricing in effect plus a ten percent (10%) surcharge on all charges incurred by the Client during the month-to-month period.

Section 11 - Assignment

This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement, their successors and permitted assigns. Notwithstanding the foregoing, neither party shall have the right to assign its rights or obligations under this Agreement without the written consent of the other, except that FCB may subcontract its performance of the Services provided it remains responsible for such performance.

Section 12 - Insurance

Throughout the term of this Agreement, FCB shall maintain reasonable and adequate insurance coverage (or shall be self-insured) for losses from fire, disaster, liability and data losses from errors and omissions, as well as other causes contributing to the interruption of FCB’s provision of Services to the Client hereunder. The proceeds of such insurance shall be payable to FCB.

Nothing in this Agreement shall be construed to permit the Client to receive any of such proceeds, or to be named as an additional loss payee under any such insurance policy. Notwithstanding the foregoing, in the event a fire or other similar catastrophe at an FCB processing center damages or destroys items received by FCB from the Client, FCB will pay to the Client an amount equal to the actual reasonable reconstruction costs for such items, up to a maximum of $3,000 for each Client bank office affected. FCB shall not be responsible or liable for any source documents while in transit to or from FCB’s service center.

Section 13 - Dispute Resolution

a.	Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the then-current Commercial Arbitration Rules (except in the case of claims of at least $500,000, the then-current Procedures for Large, Complex Commercial Disputes) (the “Rules”), and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the AAA. All arbitrators shall be impartial and independent in accordance with the Rules. The place of arbitration shall be Columbia, SC if the arbitration is initiated by FCB, and Raleigh, NC if the arbitration is initiated by the Client. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce and that the United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to this arbitration clause. Notwithstanding the foregoing, a party may, without waiving any remedy under this Agreement, seek from any court with jurisdiction, interim or provisional equitable relief necessary to protect the rights or property of the party. The arbitrators are not authorized to award damages in excess of any limitations provided in this Agreement. The arbitrators may determine how the costs and expenses of the arbitration shall be allocated between the parties, but they shall not award attorneys’ fees. Except as required by law or regulation applicable to either party, neither a party nor an arbitrator may disclose the content or results of any arbitration hereunder without the prior written consent of both parties.

b.	To assist the committee in its function as arbitrator, the committee may employ an attorney, certified public accountant, and any other person(s) to be of assistance in the arbitration of any matter before the committee. Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. At the request of a party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrators deem such additional discovery relevant and appropriate; all objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. All discovery shall be completed within sixty (60) days following the appointment of the third arbitrator.

c.	Award shall be made by the arbitrators within nine (9) months from the appointment of the third arbitrator, unless extended by agreement of both parties or all three arbitrators.

Section 14 - Confidentiality

a.	General. Each party may disclose or give the other access to confidential information about its operations and its customers. Each party desires to protect the confidentiality of competitively sensitive information about its operations and information about its customers. Each party is subject to various federal and state laws and regulations governing the protection of customer information. These laws and regulations require each party to include provisions in its contracts with service providers to protect the security and confidentiality of customer information. To protect the confidentiality of information about the parties’ operations and customers, the parties agree as provided in this Section.

b.	Definitions. As used in this Section 14:

“Confidential Information” includes both Proprietary Information and Customer Information.

“Proprietary Information” means information relating to a party to this Agreement that is competitively sensitive material not generally known to the public, including, but not limited to, information that relates to past, present or future research and development, trade secrets, products and services, pricing, marketing, financial matters, or business affairs (including policies, procedures, plans and methods of operation).

“Customer Information” means information relating to one or more customers of a party to this Agreement, and includes information about any person or entity who obtains or seeks to obtain a financial product or service from a party to this Agreement.

“Privacy Laws” refers collectively to the various federal and state laws and regulations governing the privacy of Customer Information, as the same may be amended from time to time. The Privacy Laws include, but are not limited to, Title V of the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1338) and its implementing regulations, and the “Interagency Guidelines Establishing Standards for Safeguarding Customer Information” (Exhibit B to 12 CFR Part 364) (the “Interagency Guidelines”).

c.	Confidentiality Obligations. Except as provided in subsection d. below, each party shall:

(1) Limit access to the other’s Confidential Information to its employees and agents who have a need to know to carry out the purposes for which the information was disclosed or made available and who have an obligation to maintain the confidentiality of the information;

(2) Use the other’s Confidential Information solely to carry out the purposes for which the information was disclosed or made available and for no other purpose;

(3) Safeguard and maintain the confidentiality of the other’s Confidential Information and not directly or indirectly disclose the same to any other person or entity; and

(4) Not disclose the other’s Customer Information in violation of or in any manner inconsistent with applicable Privacy Laws.

d.	Exceptions.

(1) General. A party will not be in violation of this Agreement for disclosing the other party’s Confidential Information when the disclosure is made with the other party’s consent or pursuant to (i) a subpoena or court order, (ii) a federal or state law or regulation, or (iii) the rules or regulations of a governmental agency. However, if a party receives a subpoena or court order which requires disclosure of the other’s Confidential Information, the receiving party shall, unless prohibited by law, regulation or court order, notify the other party immediately and cooperate with the other party’s efforts, if any, to prevent or limit such disclosure.

(2) Propriety Information. A party will not be in violation of this Agreement for disclosing the other party’s Proprietary Information when (i) disclosure of the information by the disclosing party is reasonably necessary to carry out the purposes for which the information was provided or made available to the disclosing party; (ii) the information is or becomes publicly available other than as a result of a breach of this Agreement; (iii) the information is disclosed to the disclosing party by a third party not subject to any obligation of confidentiality; (iv) the information was already known by the disclosing party prior to the date of this Agreement (unless disclosed in connection with negotiations and discussions related to this Agreement or associated transactions); or (v) the information was independently developed by the disclosing party without reference to Proprietary Information received from the other party. In addition, each party is authorized to disclose Proprietary Information of the other to (i) individuals who are employed by or who are agents of the disclosing party who require such information in the course and scope of their employment; (ii) the disclosing party’s attorneys (both internal and external); (iii) persons who are employed as auditors by a public accounting firm hired by the disclosing party; (iv) persons who are employed by any federal or state agency having regulatory authority over the disclosing party; and (v) consultants and contractors employed by the disclosing party who require such access in the ordinary course and scope of their employment by the disclosing party. However, each such person to whom Proprietary Information is disclosed shall be similarly obligated to maintain the confidentiality of the Proprietary Information.

(3) Customer Information. A party will not be in violation of this Agreement for disclosing the other party’s Customer Information when the disclosure is (i) reasonably necessary and appropriate to carry out the purposes for which the Customer

Information was provided or made available to the disclosing party, (ii) made in the ordinary course of business and, (iii) required or permitted under applicable Privacy Laws.

e.	Security Measures. To satisfy the Interagency Guidelines that establish standards for safeguarding Customer Information, each party shall implement appropriate measures designed to:

(1) Ensure the security and confidentiality of the other party’s Customer Information;

(2) Protect against any anticipated threats or hazards to the security or integrity of the other party’s Customer Information; and

(3) Protect against unauthorized access to or use of the other party’s Customer Information that could result in substantial harm or inconvenience to any customer.

f.	Monitoring. The parties acknowledge that the Interagency Guidelines require that each financial institution monitor its service providers’ compliance with customer confidentiality obligations when monitoring is warranted by the institution’s risk assessment. Accordingly, each party agrees that it will cooperate fully with the other party’s efforts to monitor compliance under this Agreement, including, for example, providing the other party at the other party’s request with copies of audits, test results, or equivalent measures the party takes to protect the security and confidentiality of the other party’s Customer Information.

g.	No License; Return of Information. This Agreement shall not be construed as a grant or assignment of any right or license in any Confidential Information. Confidential Information disclosed by each party remains the property of the disclosing party unless ownership of the information is expressly transferred. At any time either party reasonably requests, and in any event upon the termination or expiration of the business relationship between the parties, each party shall promptly return to the other all Confidential Information of the other in its possession or certify in writing to the other that the Confidential Information has been destroyed. Any Confidential Information of the other remaining in the party’s possession thereafter shall continue to be subject to the confidentiality obligations of this Agreement.

h.	Clients. Each party may perform services from time to time for its parent, subsidiaries, and various affiliated and nonaffiliated companies (all of which are referred to collectively in this subsection h as “Clients”). Confidential Information provided by either party to the other may include Confidential Information of one or more of its Clients. Each party shall have the same confidentiality obligations with respect to the Confidential Information of the other party’s Clients as apply with respect to any other Confidential Information under this Agreement. The Clients of each party shall be third-party beneficiaries under this Agreement for the purpose of protecting their Confidential Information.

i.	Indemnification. Each party (“Indemnifying Party”) agrees to indemnify and hold the other party (“Indemnified Party”) harmless from and against any and all liability, losses, costs or expenses (including reasonable attorneys’ fees) incurred or sustained by the Indemnified Party arising out of or in any way related to Indemnifying Party’s breach or violation of this Agreement.

j.	Cross Default and Remedies. Either party’s violation of any of the provisions of this Section 14 shall constitute a material breach of any other agreement or business relationship between the parties. Each party acknowledges that the other has the right to take all reasonable steps to protect its Confidential Information, including, but not limited to, injunctive relief and any other remedies that may be available at law or in equity, all of which remedies shall be cumulative and in addition to any rights and remedies available by contract, law, rule, regulation or order.

k.	Survival. The provisions of this Section 14 shall survive the termination or expiration of this Agreement and any other agreement or business relationship between the parties.

l.	Applicability. Unless the parties agree in a writing expressly referencing this Agreement that this Agreement is no longer applicable, the parties agree to be bound by the provisions of this Section 14 as to all relationships between the parties, notwithstanding language in existing or future agreements stating that such agreements reflect the entire agreement between the parties or supersede prior agreements between the parties. This Section 14 amends and supplements each existing agreement and all future agreements between the parties, including, but not limited to, any separate confidentiality agreements between the parties. If any provision of this Section 14 conflicts with any other existing or future agreement between the parties, the provisions of this Section 14 shall control unless the other agreement specifically references this Agreement and provides otherwise.

Section 15 - Headings

Headings of the Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 16 - Miscellaneous

a.	Non Solicitation of Employees. During the term of this Agreement and for a period of one (1) year immediately following its termination, each party agrees not to employ or solicit for employment a key employee (as defined below) of the other party while such employee is employed by the other party or within six (6) months following termination of such key employee’s employment with the other party without the prior written consent of the other party. The term “key employee” of a party means any employee of the party holding an office or position with an officer title of Assistant Vice President or greater within the Technology or Operations area.

b.	Retail Pricing. The parties acknowledge that they are competing financial institutions and that they are subject to various laws and regulations relating to anti-trust and unfair competition. It is the intent of FCB and the Client to adhere strictly to such applicable laws and regulations, and the parties agree that they will each make every effort to insure there is no violation of any such law or regulation. The parties further acknowledge that discussions about or the exchange of information concerning the retail pricing of products and services may be unlawful, and the parties agree that each shall be excluded during any discussion or determination of the other’s retail pricing. Each party shall determine its own retail pricing independently of the other, totally without collusion.

c.	Notices. A Notice under this Agreement shall be in writing, addressed to the intended recipient party at the address set forth opposite such party’s signature hereinbelow (or another address provided to the other party via Notice), and sent by either (i) certified United States mail, return receipt requested, or (ii) the receipted delivery service of a nationally recognized private courier such as Federal Express or United Parcel Service. A Notice shall be conclusively deemed given as of the delivery date shown on the applicable receipt or, if refused, the date of refusal indicated by the carrier.

d.	Third Party Contracts. If FCB enters into a contract with a third party vendor that permits the vendor’s products or services to be delivered to, used by or used for the benefit of the Client, the Client acknowledges and agrees that, unless it first obtains written consent from FCB and the vendor, (i) it will use the product or service only for its own internal use and, if permitted by FCB and the vendor, for the internal use of its parent, subsidiaries, and affiliates, and (ii) it will not use the product or service in violation of any use restrictions contained in the agreement between FCB and the vendor provided that the Client is given the appropriate provisions.

e.	Complete Agreement; Modification. As used herein or in any Schedule, Exhibit, and Addendum hereto, the term “Agreement” includes this Agreement and all Schedules, Exhibits, and Addenda hereto. The provisions of all Schedules, Exhibits, and Addenda hereto are incorporated herein by reference. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral or written among the parties hereto with respect to the subject matter hereof, including any prior data processing agreements executed between the parties, which are hereby terminated in their entirety. This Agreement may not be amended, changed or terminated orally, and no attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by an Authorized Representative of each party or the Authorized Representative’s manager(s).

f.	Representations. No representations, except those which are expressly set forth in this Agreement shall be deemed to be a part of this Agreement, nor shall this Agreement be deemed or construed to be modified or amended in whole or in part except by a written agreement duly executed by the Authorized Representative of each party or the Authorized Representative’s manager(s) (including any new Exhibit, Schedule or Addendum).

g.	Audit Access and Reporting. FCB shall cause to be performed, on an annual basis, a third party review of its data processing control procedures (for example, SAS70 Type II). FCB will provide the Client with a copy of relevant portions of the third-party written audit report (s) of FCB’s data processing control procedures, upon Client’s request. Any such report shall be considered Proprietary Information of FCB.

h.	Supplies. The Client shall be responsible for any direct costs of supplies used by FCB on behalf of the Client. This includes such items as special forms, documents, envelopes, etc. Such costs shall be itemized by category and separately stated on the Client’s monthly invoices as “pass through” costs. No mark up will be made by FCB related to any such “pass through” costs.

i.	Compliance with Law. The Client understands that certain records maintained and produced by FCB in the performance of the Services under this Agreement may be subject to examination by such federal or state regulatory agencies as may have jurisdiction over the Client’s business to the same extent as such records would be subject if they were maintained and produced by the Client itself on its own premises. Special work required to be performed as a result of the forgoing which involves computer time and/or programming not otherwise provided in this Agreement shall be performed by FCB as additional services as requested by the Client, and the Client shall compensate FCB for such work at FCB’s then current standard rates applicable to such work. FCB will use commercially reasonable efforts to maintain the FCB systems so that they will not be disapproved by any federal or state regulatory authority with jurisdiction over the Client’s business. If the Client believes that any modifications to the FCB systems are required under any laws, rules, or regulations, the Client will promptly so inform FCB. FCB will perform any modifications to the FCB systems or recommend changes to operating procedures of the Client that FCB determines are necessary or desirable; provided, however, if any such changes or modifications result in a significant increase in FCB’s cost of providing Services, FCB will be entitled to increase the charges under this Agreement by an amount that reflects a pro rata allocation of FDB’s increased cost among the client banks served by FCB. New or enhanced FCB system features, functions, reports, or other Services that may result from such modifications or recommendations may be provided as an additional Service for which the Client will be required to pay additional fees. Notwithstanding the foregoing, the Client acknowledges that the FCB systems may, from time to time, consist in part of system(s) licensed by FCB from third party vendor(s) and, therefore, FCB shall have no duty or responsibility to modify any such third party system(s) except to the extent that the vendor thereof has such a duty or responsibility to modify such system pursuant to the applicable license agreement between FCB and such vendor.

j.	Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way the full right to require the performance at any subsequent time. The waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself. Any course of performance shall not be deemed to amend or limit any provision of this Agreement.

k.	Media Releases. All media releases, public announcements and public disclosures by either party or its employees or agents relating to this Agreement or the subject matter of this Agreement, including without limitation promotional or marketing material, but not including any announcement intended solely for internal distribution or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the Client, shall be coordinated with and approved by the other party prior to release. FCB and the Client agree that neither party shall use the name of the other party in any communications with their customer, the public, or the news media, etc. without the prior written approval of the other party.

l.	Amendments. Any amendment to this Agreement must be in writing and signed by both parties.

m.	No Fiduciary Relationship. FCB shall perform services hereunder for Client as an independent contractor, and FCB shall not have by reason of this Agreement a fiduciary relationship with Client.

n.	Governmental Requirements. Client agrees to abide by all applicable governmental regulatory requirements.

o.	Distribution of Documents. The Client agrees that this document along with all exhibits, addendums, and schedules contains confidential and proprietary information and the Client will not distribute, duplicate or transfer to any third party without the prior written approval from FCB.

p.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

EXECUTED AND DELIVERED as of the date first above written.

First-Citizens Bank & Trust Company		CapitalBank

By:	/s/ Timothy D. Seamon	By:	/s/ James A. Lollis
Name:	Timothy D. Seamon	Name:	James A. Lollis
Title:	SVP	Title:	EVP/COO

EXHIBIT A

INFORMATION SECURITY AGREEMENT

Definitions

“Client User” or “Client Users” means any employee or agent of the Client, and any consultant, contractor and/or other individual or entity hired or retained by the Client to perform services for or on behalf of the Client who is given or obtains access to the FCB Network through the Client.

“Computer Resources” means all hardware, software, data, equipment, devices and systems connected to or used in connection with the FCB Network, including, but not limited to, host computers, servers, workstations, stand-alone computers, laptops, routers, modems and other communications devices, software, and data files.

“Confidential Information” means information relating to one or more customers of a party to this Agreement, and includes information about any person or entity who obtains or seeks to obtain a financial product or service from a party to this Agreement.

“Customer Information” means information relating to one or more customers of FCB or the Client Bank.

“FCB Information Security Policy” means the Information Security Policy (however titled) adopted by FCB as amended from time to time.

“Network Instructions” means any instructions, specifications, restrictions, limitations and/or requirements adopted by FCB with respect to access to and use of the Network, including (i) this Agreement, (ii) the FCB Information Security Policy, and (iii) any other Network Instructions provided from time to time by FCB to the Client Bank in writing.

“Proprietary Information” means information relating to FCB or the Client Banks that is competitively sensitive material not generally known to the public, including, but not limited to, information that relates to past, present or future research and development, trade secrets or business affairs (including policies, procedures, plans and methods of operation), and financial matters.

a. General. FCB agrees to provide data processing and related services to the Client. FCB has implemented a computer and communications system for the processing, retaining and communicating of information and data (the “FCB Network” or the “Network”). FCB agrees to provide the Client with access to the FCB Network for purposes of (i) storing, retrieving, and communicating information and data, and (ii) providing Internet access to the Client and Client Users. The FCB Network is a repository of highly sensitive and confidential information regarding FCB and the Client and their respective customers. The Client acknowledges that the security of the FCB Network is of critical importance, that any breach of such security could result in great and irreparable harm to FCB and/or the Client. The Client agrees to guard and protect the security of the Network.

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b. Authorization to Use the Network. The FCB Network is the property of FCB. FCB authorizes the Client to access the FCB Network for purposes relating to the conduct of the Client’s business. The Client may use the FCB Network only for legitimate business purposes and may not use the FCB Network to knowingly, intentionally, recklessly or negligently violate any applicable law or regulation.

c. Use of the Network. The Client shall access and use the Network in accordance with the Network Instructions, including, but not limited to, the requirements set forth in Exhibit A-1, attached hereto and incorporated herein by reference.

d. Security Obligations. The Client is responsible for the security of the Network, Computer Resources, and of Confidential Information stored, accessed or transmitted on the Network, within the Client’s control. The Client shall adopt and implement such measures as are consistent with this Agreement, and reasonable and necessary to (a) protect Confidential Information stored, accessed or transmitted on the FCB Network and Computer Resources from unauthorized access, use, disclosure, destruction, modification, or loss, whether accidental or intentional; and (b) ensure the security, reliability, integrity and availability of information stored, accessed and transmitted on the FCB Network and Computer Resources under Client control. All the terms and provisions of Section 14 of the Master Agreement are incorporated herein by reference.

e. Responsibility for Employee Use. The Client will be responsible for access to and use of the FCB Network by the Client Users. The Client will adopt policies and procedures governing the use of the FCB Network by each of the Client Users. The policies and procedures adopted shall be consistent with this Agreement and at least as comprehensive and restrictive as FCB’s “Use of the Network” Policy which is set forth in Exhibit A-1 attached hereto, as amended from time to time.

f. Indemnification. The Client shall indemnify and hold FCB harmless from and against any and all liability, losses, costs or expenses (including reasonable attorneys’ fees) incurred or sustained by FCB arising out of or in any way related to access to and use of the Network by the Client and/or Client Users in violation of this Agreement.

g. Monitoring.

1.	FCB reserves the right, in its sole discretion, but without any obligation to do so, to take any of the following actions, in good faith, with or without prior notice to the Client or any Client User (collectively referred to as “monitoring”) (However, FCB will limit any such monitoring access to those associates within FCB that are responsible for the security of the network.):

i.	To monitor, filter, scan, block, limit, access and copy (all in a commercially reasonable manner) any and all information on any Computer Resource, including reviewing, copying or deleting files, messages, or other information sent to, sent by, or accessed by a Client ;

ii.	To investigate any actual, threatened, suspected, or alleged violation or breach of Network security or Network security safeguards (including any attempts to bypass, breakthrough or override any information security safeguards);

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iii.	To determine whether Computer Resources are being used properly while connected to the Network and in accordance with Network Instructions; and

iv.	To disclose to others (including law enforcement authorities) any information gathered in connection with any of the foregoing activities.

2.	FCB will use information obtained as a result of monitoring activities only for purposes of determining that the Network and Computer Resources are being used properly in accordance with this Agreement. FCB may disclose such information to (i) management of the Client, (ii) to law enforcement authorities if deemed appropriate by FCB at its sole discretion, or (iii) as otherwise required by law, statute, regulation, subpoena, court order or other legal process. Unless prohibited by law, regulation or court order, FCB will notify the Client prior to reporting any such information to law enforcement authorities.

3.	The Client agrees to communicate and will emphasize to all Client Users that use of the FCB Network constitutes the Client’s and Client User’s consent to monitoring. The Client acknowledges that the Client and Client Users have no expectation of privacy with respect to the use of the FCB Network. Passwords and other limitations do not affect this policy or create any privacy right. The Client acknowledges that deletion of a file may not delete all copies of the file or prevent recovery of the file and does not create any privacy right.

4.	The Client expressly waives for itself and on behalf of all Client Users any right of privacy in anything created, accessed, stored, sent or received on or using the FCB network by the Client or any Client User.

h. Violations. The Client agrees to report any violation of Network Instructions to FCB and any such violation shall entitle FCB to revoke Client’s and/or Client User’s access to the FCB Network.

i. Termination. The confidentiality, security, and indemnity provisions of this Exhibit shall survive the termination hereof.

First-Citizens Bank & Trust Company		CapitalBank

By:	/s/ Timothy D. Seamon	By:	/s/ James A. Lollis
Name:	Timothy D. Seamon	Name:	James A. Lollis
Title:	SVP	Title:	EVP/COO
Date:	6/14/2005	Date:	June 15, 2005

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EXHIBIT A-1

USE OF THE NETWORK

The Client shall access and use the FCB Network in accordance with the Network Instructions below:

1.	Software. The Client shall:

i.	Obtain the consent of FCB before installing any software on any computer equipment that will be run over the FCB Wide Area Network (WAN);

ii.	Use copyrighted software that has been licensed to FCB only as permitted by FCB and by the terms of the license agreement applicable to the software;

iii.	Comply with the provisions of any applicable software license agreement (item processing does not involve the Client’s use of software licensed by FCB, so these provisions apply to software such as access software licensed and operated by the Client);

iv.	Not knowingly use the FCB Network to download or distribute pirated software or data;

v.	Not distribute FCB-owned, leased or licensed software to any third party (including, but not limited to, contractors, vendors, consultants or customers) without the prior consent of FCB.

2.	Accessing the Network. The Client shall not:

i.	Connect to the FCB Network through any means other than those specifically authorized by FCB;

ii.	Attempt to obtain rights or access to the FCB Network other than as specifically permitted in advance;

iii.	Add any type of communication device (including, but not limited to, modem, network interface card, etc.) to any equipment or device that connects to, or has the ability to connect to, the FCB Network, unless the communication device has been purchased from and installed by FCB, or FCB has given prior consent;

iv.	Allow telecommunications equipment (including modems) connected to Computer Resources to answer outside calls unless the lines are secured by FCB approved security authentication methods. Modems (such as on PCs and servers) should not be in auto answer mode. All incoming communications entry points on the Network must be approved in writing by FCB. Modems on the FCB Network must be installed by or approved for installation by FCB;

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v.	Break into, disable or overload any Computer Resource on the FCB Network or any network connected to the FCB Network (this includes Computer Resources on the Internet or of any customer, vendor or business partner);

vi.	Introduce or activate any harmful device or code, including, but not limited to executing programs that may damage or improperly alter any data or any software or hardware components associated with any communications network. Inappropriate programs may include, but are not limited to, viruses and data hijacking applications; or

vii.	Disable Computer Resource functions (power-on passwords, virus protection, etc.) implemented by FCB.

3. Internet Use. The Client recognizes that information transmitted or made available over the Internet without the use of appropriate encryption technology is not secure, and that the transmittal of Confidential Information should be avoided. The Client shall not use a modem to connect to the Internet while connected to the FCB Network. All downloaded files shall be virus checked and cleaned by the Client before being opened or saved on any Computer Resource.

4. User Identification and Password. One or more login steps consisting of an ID and a password are required for all users of FCB’s Network. The Client is responsible for all activities, known or unknown, under the Client’s IDs and passwords (or those of its Associates or users).

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EXHIBIT B

To

First Citizens Bank Master Agreement for Banking Support Services

Item Processing Services

Client agrees with FCB as follows:

1. FCB will provide Client the item processing Services specified in Exhibit B-1 attached hereto. Client shall submit all items to FCB and otherwise comply with all Client obligations in accordance with the requirements set forth in Exhibit B-1 attached hereto.

2. FCB will perform the item processing Services in accordance with the service level standards specified in Exhibit B-2 attached hereto (the “Service Level Standards”), subject to Client meeting its performance obligations as set forth in Exhibit B-1 and Exhibit B-2. FCB shall not be liable for any damages or losses to Client for errors occurring within the limits of the Service Level Standards.

3. If any POD items are lost, destroyed or misplaced, FCB shall have no liability or responsibility with regard thereto (including but not limited to the cost of reconstructing such items); provided, however, if such loss is a direct result of the gross negligence or intentional misconduct of FCB, FCB shall be responsible for the reasonable reconstruction costs of deposited items up to a maximum of $3,000 per Client bank office affected. However, in no event shall FCB be liable for the face value of any lost or missing items.

4. Client shall be responsible for balancing its accounts (including but not limited to, Client’s corporate DDA, general ledger, control and suspense accounts) each business day and notifying FCB, within 7 business days, of any errors or discrepancies. In the event that FCB discovers an error (it being understood that FCB shall be under no duty to discover any such error), FCB is authorized in its sole discretion, to correct any such error and to make any adjustments in order to correct such error.

5. The term “item” as used herein means and includes all checks, check images and other documents presented to FCB for processing.

In witness whereof, the parties hereto have caused this Exhibit B to the Agreement for Banking Support Services to be executed by their duly authorized representatives as of June 15, 2005.

First-Citizens Bank & Trust Company		CapitalBank

By:	/s/ Timothy D. Seamon	By:	/s/ James A. Lollis
Name:	Timothy D. Seamon	Name:	James A. Lollis
Title:	SVP	Title:	EVP/COO

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Exhibit B-1

Service Description related to Item Processing

FCB and Client agree as follows:

1.	On each business day (as observed by the Federal Reserve Bank), Client will be responsible for the delivery of items to the FCB Processing Center (POD work). Client will provide extra deliveries in support of POD operations for peak day processing. Peak day processing is defined as any day when Client expects volume to exceed one hundred and twenty percent of daily average volume (defined as the previous months volume divided by the number of business days in the previous month).

2.	The Client will arrange (by contract with a third party or by contract through FCB for the courier services of a third party) and pay for the delivery of all items between FCB and Client locations. Pick up and delivery times will be mutually agreed upon. The Client agrees that FCB may at its discretion delay the processing of any items not received by the required delivery times until the next business day without any liability.

3.	Where documents are received by FCB from the Client without the ABA Account Number and Tran Code MICR encoded to meet FCB requirements, FCB will repair the missing fields. However, FCB shall not accept any liability resulting from such repair.

4.	All forms/documents received by FCB from the Client must be previously approved by FCB to ensure that the documents are of adequate quality to allow for image capture and archival.

5.	Client agrees that all POD transactions i.e.; involving tellers’ transactions, general ledger entries, or loan entries shall be in balance, and that FCB may make necessary adjustments to the Clients’ customer, teller or suspense general ledger accounts as necessary to process a balanced entry.

6.	Client agrees to segregate all over-the-counter items into batches as defined by FCB, identify each batch with an appropriate batch header, and ensure that the physical batch size does not exceed three inches (3”) in depth or 250 items. The batch header shall meet written requirements provided by FCB. Client agrees to include an accurately completed batch control document for each bag of work submitted to FCB.

7.	After FCB has completed the process of retrieving and transmitting to the Host System or to the Client’s data processor the information necessary for data processing, all over-the-counter items not drawn against Client shall be forwarded for collection in the most expedient and efficient way possible. As such, FCB facilitates the clearing of the items on behalf of the Client but assumes no ownership of said items.

8.	FCB will read or key the dollar amount on all items presented to FCB as part of the POD

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function as previously described. FCB may key additional fields, such as account numbers, tran codes, serial numbers or other fields as necessary for processing. FCB will provide Client with the ability to review selected debit and credit items reported (by 9:00am under normal processing circumstances) on the morning of the business day (as defined in section 1 above) following the receipt of the items. It shall be the Client’s responsibility to determine the dollar threshold for the review of these items and to perform the review daily.

8.1	In no event will FCB be liable for losses to Client due to keying, read or encoding errors if Client has not satisfied all of its obligations set forth in this Agreement. Should FCB’s item processing services fail to meet the performance standard for proof of deposit (POD) set forth in Exhibit B-2 section 2, and Client incurs a potential loss due to a keying or read error, the Client shall use its best efforts to collect the amount in question from its customer (including without limitation, commencing legal action against the customer, obtaining a judgment, and attempting collection efforts based on said judgment) prior to submitting a claim for damages to FCB. In no event shall the amount of damages paid by FCB exceed the total amount paid by the Client to FCB for the POD service for a 1 month period (using the previous month’s invoice). If FCB pays the claim, the Client subrogates to FCB the Client’s rights against the customer relating thereto up to the amount paid by FCB.

9.	FCB will return (unpaid), or pay items listed on an online NSF & return system, in accordance with the instructions from Client. If Client has not instructed FCB regarding the disposition of any exception item drawn against Client by the agreed upon time each day, then FCB shall handle the disposition of the item as indicated by the default value established on the account/item and FCB shall have no liability related to any potential losses incurred by the Client. Instructions to FCB on disposition of items that are received after the agreed upon deadline or are changed can result in a late return of such items and FCB shall have no liability for such late returns. If FCB’s Exception Item Processing fails to meet the performance standard for exception item processing set forth in section 4 of Exhibit B-2, and Client incurs a potential loss due to an error, Client shall use its best efforts to collect the amount in question from its customer (including without limitation, commencing legal action against the customer, obtaining a judgment, and attempting collection efforts based on said judgment) prior to submitting a claim for damages to FCB. In no event shall the amount of damages paid by FCB under this section 9 exceed the total amount paid by the Client to FCB for the Exception Processing service for a 1 month period (using the previous months invoice).

10.	All checks, drafts, and other orders for the payment of money drawn against accounts at Client will be stored by FCB as follows: 1) Until statement rendering for check return accounts, and 2) For 5 business days for image and check truncation accounts. For all check return statements, the items will be sorted, filed with the monthly statement, and mailed to the depositor. Client agrees to have statements printed according to predefined cycles and print classes. If required, Client agrees to expedite the return of any paid exception items to FCB in order to facilitate timely statement processing.

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11.	Client authorizes FCB to receive its “in clearing” items daily from the Federal Reserve Bank and other financial institutions. FCB will balance the “in clearing” items to their cash letters, capture the data on magnetic media, image scan the items and transmit the account information to the Host System or the Client’s data processor. FCB will also pull out for further handling the appropriate items for exception handling or scrutinizing, and deliver the appropriate items to bulk file storage.

12.	Client agrees to make arrangements for the transport of items, records, and other data from Client to FCB and from the Federal Reserve or other check clearing points to FCB. After FCB has provided the item processing Services, selected items, records, and data must be transported from FCB to Client and various check clearing end points (as determined by FCB) and the Federal Reserve. The parties further acknowledge that the cost of all such transportation shall be the sole responsibility of Client. The courier service (including the courier service engaged by Client through FCB) shall at all times be deemed the independent contractor of Client. The parties further agree as follows:

12.1	Should the Client not arrange for such courier services or if the Client requests FCB to arrange for such services for the benefit of the Client, the Client shall pay FCB for any charges, expenses or costs incurred by FCB.

12.2	If a courier delivery is missing, FCB will notify Client. If there is any dispute as to the delivery of any records, the courier’s record of delivery (or, in absence thereof, FCB’s record of delivery) shall be the undisputed record of delivery.

12.3	The Client assumes all liability and responsibility for its compliance with all U.S. Postal regulations and statutes with respect to the courier services described in this section 12.

13.	Client acknowledges and agrees that if the Client has separately contracted with a third party data processor to provide data processing services for Client (or, if the Client performs such services in-house), that FCB shall have no responsibility for the timeliness or quality of the service provided by Client’s data processor. FCB shall not be liable for the timeliness of delivery or for the accuracy of the reports supplied by Client’s data processor, except for errors caused by FCB failure to transmit information.

14.	FCB will provide Client with the ability to retrieve images of all POD & Inclearing items using an enterprise image archive and retrieval system. FCB will image capture Inclearings and POD items and store such in the online Image Archive for the legally required time periods.FCB will create and render the image statements for the designated accounts in accordance with the performance standards as stated in Exhibit B-2 attached hereto.

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15.	Archive items are maintained as follows:

•	Items shall be stored on DASD (Direct Access Storage Device) for the first 60 business days after receipt.

•	Items shall be stored on VTS (Virtual Tape System) from 61 business days to 24 months after receipt.

•	24 months after receipt items shall be stored up to the legally required retention time period.

•	FCB reserves the right to adjust storage time frames based upon processing requirements. In any case, all legal storage retention requirements shall be met or exceeded.

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Exhibit B-2

Item Processing Service Level Standards

1. Presentation and Delivery of Work

DESCRIPTION:

•	Credits come before debits

•	Customer credit is the first item in the transaction

•	Currency will not be included with the transaction

•	Items are encoded with Routing/Transit number, account number and appropriate trans code where necessary

•	Work is batched according to batching instructions provided by FCB. A batch control document is properly completed and enclosed in each POD Bag

•	All Tickets are teller stamped or validated by the teller system according to instructions provided by FCB.

•	Batches are limited to 3” or 250 items, whichever limit is reached first. Tape listings accompany multiples as per instructions provided by FCB.

•	All work for proof is in the appropriate POD courier bag as determined by FCB.

•	Other correspondence will be placed in the appropriate FCB bag (s) as determined by FCB.

PROCESS: FCB will notify Client of specific non-compliance issues as required.

2. Proof of Deposit for dollar amount encoding

DESCRIPTION:

•	Dollar amount encoding - to meet service goals

•	Customer Corrections have the correct reason listed

•	All Customer Corrections are documented with accompanying copies as available.

•	Items are endorsed with the proper bank endorsement in proper Regulation CC position

•	Differences of under $5.00 may be charged to a General Ledger account. For transactions out of balance for $5.00 or less and having 100 or fewer items, all amounts will be verified before any difference is charged to a General Ledger account.

SERVICE GOAL: 99.99% (1 amount error per 10,000 POD items)

PROCESS:

•	Client will provide to FCB Client Bank Services a monthly electronic listing (via email) of all reported dollar amount encoding errors containing required data elements (as set forth by FCB) for errors reported during the previous month by the fifth business day of each month. FCB will notify the client of specific non-performance issues by submitting a service incident report with accompanying documentation to the designated FCB Client Bank Relationship Manager.

•	Performance measurement will be furnished to the client monthly.

MEASUREMENT: Percent of POD Volume monthly (Calculated by using the number of FCB amount encode errors (not to include inclearing items) reported by Client and verified by FCB.)

PENALTIES: FCB will incur a penalty if FCB misses the above stated service goals for any three consecutive months. At that time FCB will credit the Client X% of the previous month POD charge.

3. Statement Preparation and Mailing

STATEMENT INSERT HANDLING:

•	Client will submit statement insert instructions to FCB on the Insert Instruction Form 30 days prior to scheduled mailing.

•	Inserts must arrive three business days prior to cycle date to insure proper handling.

•	Inserts must meet the minimum specifications as defined by FCB.

•	The correct statement insert(s) will be included in the proper statements.

SERVICE LEVELS:

Note: If Client uses a third party vendor (or in-house processing) for core account processing add 1 business day from receipt of the file from the client to all dates quoted below.

  i) Complete and mail statements with enclosures

•	The standard performance level for personal statements is 3 business days following the statement cycle date.

•	The standard performance level for Commercial statements is 4 business days following the statement cycle date.

•	Statements missing 3 or less items will be mailed with a missing item notice within 1 business day following the standard.

•	Statements missing more than 3 items will be researched using Check Image Archive and mailed within 2 business days following standard.

•	If copies of the missing items cannot be located in Check Image Archive, statements will be mailed with missing item notices.

  ii) Complete and mail statements with Image enclosures

•	The standard performance level for personal statements is 3 business days following the statement cycle date.

•	The standard performance level for Commercial statements is 4 business days following the statement cycle date.

•	Statements missing 3 or less images will be mailed with a missing image notice within standard. Statements missing more than 3 images will be researched using Check Image Archives and mailed within 2 days following standard. If copies of the missing items cannot be located in Check Image Archives, statements will be mailed with missing item notices.

iii) Complete and mail statements without enclosures

Standard: The standards without enclosures are:

DDA/Personal: 2 business days following statement cycle date

DDA/Commercial: 3 business days following statement cycle date

Savings/Time Deposit: 6 business days following statement cycle date

Loans: 2 business days following statement cycle date

iv) Serial Sort, ARP and CD ROM Statements

Standard: The standards for Serial Sort, ARP and CD ROM statements are:

Serial Sort:	7 business days following statement cycle date
ARP:	7 business days following statement cycle date
CD ROM:	7 business days following statement cycle date

Note: CD ROM disks will be reviewed for quality before distribution. Statements missing more than 3 images will receive a notice along with the CD.

•	The correct customer’s checks will accompany the statement.

•	Hold statements that are properly labeled will be sent to Client for handling.

•	The correct number of statement pages is in the envelope.

•	Notice of missing item(s) will be included in the statement if the statement is missing 3 or fewer enclosures.

•	FCB will monitor and report delays for receipt of statement print to Client within 24 hours of the expected time of receipt.

SERVICE QUALITY GOALS:

1) Accuracy of Customer Mailings

99.9% accuracy (10 errors per 10,000 customer mailings)

2) Timeliness of Customer Mailings

99.9% of statements will be rendered each month within the number of business days indicated above.

3) Crippled Statements (statements missing item or image enclosures)

will account for no more than 1.5% of total statements rendered monthly.

PROCESS:

•	Client will provide to FCB Client Bank Services a monthly electronic listing of all reported statement rendering errors containing required data elements for the previous month by the fifth business day. FCB will notify the client of specific non-performance issues by submitting a service incident report with accompanying documentation to the designated FCB Client Bank Relationship Manager.

•	Performance measurement will be furnished to the client monthly.

MEASUREMENT: Percent of Total Customer Mailings Rendered Quarterly

FEE ADJUSTMENTS AND CREDITS:

i.	Accuracy -

FCB will incur a penalty if FCB misses any one of the above stated service goals for the quarter. At that time FCB will credit the Client X% of the previous month statement rendering charge (excluding any pass through charges such as postage and presort).

ii.	Timeliness -Crippled Statements -

FCB will incur a penalty if FCB misses any one of the above service goals related to timeliness for any three consecutive months. At that time, FCB will credit the client X% of the previous statement rendering charge (excluding any pass- through charges such as postage and presort).

4. Day two processing of exception items. (This includes both inbound and outbound return items and the processing of “No Master” items daily.)

DESCRIPTION:

The correct items will be returned based upon information provided via the Online NSF & Returns system. All outgoing return items over $2,500.00 are reported through the EARNS system.

SERVICE GOAL: 99.91% (9 errors per 10,000 items)

PROCESS:

i.	Client will provide to FCB Client Bank Services a monthly electronic listing of all reported exception processing errors containing required data elements for the previous month by the fifth business day. FCB will notify the client of specific non-performance issues by submitting a service incident report with accompanying documentation to the designated FCB Client Bank Relationship Manager.

ii.	Performance measurement will be furnished to the client monthly.

MEASUREMENT: Percent of Total Exception Items

PENALTIES: FCB will incur a penalty if FCB misses the above stated service goals for any three consecutive months. At that time FCB will credit the Client X% of the previous month “Return Items” charge.

5. Exclusive Remedy. The fee adjustments and credits described above constitute Client’s sole monetary remedy for any failure by FCB to comply with the performance standards related to the Services or for any other errors in connection with such Services. However, the Client’s right to terminate this Agreement as provided in Section 10.b. of the Agreement is in addition to its right to such fee adjustments and credits. Unused credits do not convert to refunds.

If FCB fails to comply with the performance standards set forth above for a period of X consecutive months (unless due to causes outside FCB’s control), FCB will develop with Client an mutually agreeable plan to address the performance issues. If, after the mutually agreeable plan is developed and implemented, FCB further fails to comply with the performance standards for X additional months (unless due to causes outside FCB’s control), Client may terminate this Agreement “for cause” without payment of the termination fee provided in Section 10.e. of the Agreement.

Further, if FCB fails to comply with the performance standards set forth above (unless due to causes outside FCB’s control) for a period of X consecutive months, or for a total of X months in a calendar year, Client may terminate the Agreement “for cause” without payment of the termination fee provided in Section 10. e. of the Agreement.

* Please note that anything marked out with “X” in this Schedule A to Master Agreement for Banking Support Services hereto indicates that such information has been redacted pursuant to a confidential treatment request being simultaneously filed with the Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and Section 552(b)(4) of the Freedom of Information Act.

First Citizens Bank

CLIENT BANK PRICING

CapitalBank (South Carolina)

Schedule A

EFFECTIVE January 2005 THROUGH December 2005

DESCRIPTION	MONTHLY FEE
TRANSACTION PROCESSING / CBO
CD ROM - per detail tran	XXXX
*Exception Handling (NSF & Returns)	XXXX
- subject to re-pricing upon implementation of new image enabled system	XXXX
Foreign Items for Collection	XXXX
- Also, a float adjustment will be made to the client bank due to/due from account for the # of days in collection	XXXX
*POD:	XXXX
*Per item	XXXX
Prime pass items excluding inclearing & preencoded items. Sources are teller, back room, related control documents	XXXX
*Adjustments (85% of total)	XXXX
Total of all adjustments advices created	XXXX
*Exception Item Pass (per item)	XXXX
All prime pass On Us debits	XXXX
*Image Archive (per image archived includes retrievals)	XXXX
*Inclearings & Preencoded items	XXXX
Includes all inclearing items, preencoded items, & related control documents	XXXX
*Rejects - Inclearing Surcharge	XXXX
Items with no MICR or unreadable RT	XXXX
*Rejects - POD Surcharge	XXXX
Items with no MICR or unreadable RT	XXXX
Research (per photo copy)	XXXX
Research Adjustments (completed)	XXXX
STATEMENT RENDERING:	XXXX
*Enclosure (image/substitute checks only)	XXXX
*Zero Enclosures	XXXX
*Image Statements	XXXX
*STATEMENT Envelops (per envelope)	XXXX
*STATEMENT Printing (per page)	XXXX
Statement Inserts (advertising etc. per item)	XXXX
REMOTE ACCESS:	XXXX
- Dial Up Access (one time setup fee)	XXXX
- Dial Up Access Support (monthly per key)	XXXX
- VPN Access (one time per key)	XXXX
- VPN Access Support (monthly per key)	XXXX
- Secure Internet Access (Email only, or Full Access)	XXXX
Standard Fees - Management/Technical/Professional/Consulting	XXXX
Standard Fees - Clerical/Admin	XXXX
Transportation Administration Fees (per drop per month)	XXXX

NETWORK MANAGEMENT	XXXX

6/18/2005	Page 1 of 2	CONFIDENTIAL

DESCRIPTION	MONTHLY FEE
Network Management (per line drop monthly fee)	XXXX
File Transmissions	XXXX

PASS THRU CHARGES (subject to change based upon vendor price changes)
Advantis
CD ROM Initial Software
CD ROM Annual Software Maint.
CLEARING OF OUTGOING TRANSIT ITEMS:
- In State per item	XXXX
- Out of State per item	XXXX
TRANSPORTATION OF OUTGOING TRANSIT ITEMS	XXXX
- In State per item	XXXX
- Out of State per item	XXXX
Image ready forms – creation and printing + 5% handling fee
Data Lines and Equipment - Equip only
Data Lines and Equipment - Lines only
Statement Inserts
Postage/Presort Charges
Purchasing
Transportation & Holiday Weekend Special Pickups

TRANSACTION PROCESSING / CBO DISCOUNTS:

A volume discount credit will be applied to the total amount of CBO monthly charges from the CBO items having an asterisk (*) above, according to the following schedule:

Total Monthly Volume Range (POD)		DISCOUNT
XXX	XXX	XX
XXX	XXX	XX
XXX	XXX	XX
XXX	XXX	XX
XXX	XXX	XX

CONFIDENTIALITY:

All pricing, terms, services, etc. described or referred to herein are confidential and proprietary and can not be distributed, duplicated, transferred, etc., to any third party without prior written approval from First Citizens Bank.

6/18/2005	Page 2 of 2	CONFIDENTIAL

* Please note that anything marked out with “X” in this Addendum A-1 to Master Agreement for Banking Support Services indicates that such information has been redacted pursuant to a confidential treatment request being simultaneously filed with the Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and Section 552(b)(4) of the Freedom of Information Act.

ADDENDUM A-1

to

Master Agreement for Banking Support Services

Between

First-Citizens Bank & Trust Company and CapitalBank

This Addendum A-1 (the “Addendum”) to the Master Agreement for Banking Support Services (“Agreement”) dated on or about June 15, 2005 (the “Agreement”), between CapitalBank (“Client”) and First-Citizens Bank & Trust Company (“FCB”), is entered into contemporaneously with the Agreement. Capitalized terms in this Addendum have the meaning given in the Agreement unless another meaning is given in this Addendum.

The parties agree as follows:

1.	Outgoing Transit Items

FCB will process and clear outgoing transit items for Client using the same processes FCB uses for the clearing of all other transit items (including image and paper exchange). The fee paid by Client to FCB for the processing of outgoing transit items is set forth in Schedule A to the Agreement. For the XXXXX of the Agreement and XXXXXX, the fee paid by Client for processing of outgoing transit items will not exceed the amount set forth in the original Schedule A in effect as of the execution of the Agreement.

2.	Branch Image Capture

a.	At such time as FCB has available the necessary hardware and software to implement Branch Image Capture, FCB agrees to make such hardware and software available to Client under one of the following options:

i.	Client will pay FCB an amount equal to FCB’s then current XXXXXXXX; or

ii.	Client will pay FCB a per item fee as calculated by FCB based on XXXXXXXXX.

b.	At such time as Client begins using the Branch Image Capture hardware and software, FCB will XXXXX the POD per item fee set forth in Schedule A by the greater of (i) FCB’s XXXXXXXXXX and (ii) X%.

c.	FCB will not require Client to implement Branch Image Capture during the first 36 months of the contract term.

3.	FCB Item Processing Facility

To accommodate the processing of Client items, FCB will use its best efforts to open an item processing facility in the Anderson, South Carolina area (the “Item Processing Facility”) as soon as reasonably possible following execution of the Agreement. FCB and Client agree to mutually explore the possibility of FCB leasing the space for the Item Processing Facility from Client; however, nothing herein will prohibit FCB from leasing or obtaining space other than from Client for the Item Processing Facility. In the event the Item Processing Facility is not available for use for processing by the Implementation Date, FCB will reimburse to Client any additional distance charges made by the courier to courier items to Columbia, South Carolina instead of Anderson, South Carolina, until the Item Processing Facility is opened.

4.	Employment Opportunities

For the twelve-month period following the Effective Date of the Agreement, FCB agrees to notify Client of any employment openings at FCB’s item processing centers located in South Carolina, and Client in its discretion may notify its employees of such openings. Any Client applicants for such positions will be subject to FCB’s standard application and hiring requirements and procedures.

5.	Confidentiality

The provisions of this Addendum A-1 are subject to the confidentiality obligations set forth in section 14 of the Agreement.

6.	Contract Signing XXXXXXXX

a.	FCB agrees to issue an XXXXXXXXX XXXXXXX of $X ($X for Item Processing + $X for Statement printing and rendering + $X for T-Tech support services + $X to cover additional HW maintenance costs) upon the signing of the Agreement.

b.	Client agrees that in the event Client fails to continue the aforementioned services for, or a notice of termination is given or the Agreement otherwise is terminated at any time prior to the end of, the original 63-month term of the Agreement (including, without limitation, termination by Client as described in Exhibit B-2), Client shall return to FCB, within thirty (30) days of termination, a pro-rated portion of the applicable contract signing XXXX (prorated over the sixty three (63) month period beginning on the Implementation Date), in addition to termination fees, if applicable, described in Section 10 of the Agreement.

7.	Acceptance Testing

a.	Prior to implementation (“go live” processing), FCB will test the file formatting for file transfers to Precision and ITI (“Third Party Vendors” to Client) associated with the Services, using a test file. Client shall cause the Third Party Vendors to cooperate with FCB by providing prescribed file formats and related information and by cooperating in a timely matter with the testing.

b.	The parties will mutually agree on a target or planned implementation date (as may be revised by the parties from time to time) in connection with development of specifications after contract execution. FCB will initiate the testing referenced in Section 7.a. above at least thirty (30) days prior to the planned implementation date, provided that FCB shall not be responsible for any delays outside FCB’s control including (but not limited to) any delays caused by Capital Bank or a Third Party Vendor and provided that FCB has all necessary information regarding file formats and file transfer protocols from the Third Party Vendors no later than 150 days prior to the planned implementation date. In the event FCB is not able to successfully transmit test files to the Third Party Vendors in the prescribed file format within fifteen (15) days prior to the planned implementation date due to FCB’s failure, FCB shall have forty-five (45) days to correct its failure and perform re-testing. In the event FCB is not able to correct its failure within this forty-five (45) day period, Capital Bank may terminate the Agreement by written notice to FCB (provided no later than thirty (30) days after the expiration of FCB’s cure period but in any event before the Implementation Date) with return of the entire contract signing XXXXX.

8.	The following is added to the end of Section 4.a. of the Agreement: FCB agrees not to increase the fees (excluding fees described in Section 4.b.) through December 31, 2006. As to any time thereafter, the fees may be increased or decreased by FCB, from time to time effective after 45 days Notice. However, in any calendar year, the aggregate of increases shall not exceed the lesser of (i) X%, or (ii) the corresponding annual percentage increase (if any) in the U.S. Department of Labor, Consumer Price Index for All Urban Households (“CPI”) plus X% using the prior twelve (12) month period ending with the immediately prior calendar quarter. No change in the fees shall be effective earlier than 45 days after Notice of the change is given to the Client. These limitations on increases shall not apply to “pass-through” charges as defined in Section 4.b.

9.	Section 10.c. of the Agreement is amended to insert the following: If FCB chooses to terminate the Agreement without cause under the last sentence of Section 10.b., or if the Client terminates the Agreement “with cause” under Section 10.b., then (i) FCB will perform de-conversion as described in Section 10a of the Agreement without charge to the Client, (ii) upon Notice given at least one hundred twenty (120) days prior to the intended termination date, the Client may postpone the intended termination date of any data and item processing Services for a period of up to 360 days, and any other Services for a period of up to 180 days, in order to permit the Client adequate time to effect a reasonable transition and conversion from FCB to another service provider (including the Client, if the Services will thereafter be provided by the Client “in-house”), (iii) FCB will reimburse any actual costs paid by the Client for file conversion to Client’s new provider for the same services as those provided in this Agreement (the “New Provider”) at FCB’s then prevailing standard hourly rate for a maximum of 120 man hours, and (iv) FCB will pay to Client any higher amount that Client must pay to its New Provider, for the same services as those provided in this Agreement, from the date of termination to the expiration of the original 63-month term, as opposed to the amount that Client would have paid to FCB under this Agreement for the same period (using for calculation purposes the amount of the average monthly bill from FCB to the Client for the Services over the 6 full calendar month period immediately prior to termination excluding any one-time or pass through charges), and provided that Client uses reasonable efforts to obtain a competitive price from the New Provider; however, in any event, FCB shall not be required to pay Client more than X percent (X%) of the estimated amount that Client would have paid FCB (if the Agreement had not been terminated) for the period from the date of termination to the expiration of the original 63-month term (using for calculation purposes the amount of the average monthly bill from FCB to the Client for the Services over the 6 full calendar month period immediately prior to termination excluding any one-time or pass through charges). Client shall provide to FCB reasonable documentation relating to the items of cost and expenses for the New Provider.

10.	The termination fee indicated in Section 10.e. of the Agreement is as follows:

With respect to Terminated Services when this entire Agreement is not terminated:

a.	If the Services are terminated during the first 36 months of the original 63-month term, the termination fee is (i) the amount of the average monthly bill from FCB to the Client for the Terminated Services (over the most recent 6 month period) excluding any one-time or pass through charges, multiplied by (ii) the number of months remaining in the original 63-month term (calculated as though the Services were not being terminated, and with a portion of a month being counted as a fraction of a month equal to the number of days in such fractional month divided by 30).

b.	If the Services are terminated after the first 36 months of the original 63-month term, the termination fee will be calculated by taking the result from subparagraph a. above multiplied by X (X%).

With respect to termination of this entire Agreement:

x.	If the Agreement is terminated during the first 36 months of the original 63-month term, the termination fee is (i) the average monthly bill from FCB to the Client for all Services (over the most recent 6 month period excluding any one-time or pass through charges), multiplied by (ii) the number of months remaining in the original 63-month term (calculated as though the Agreement was not being terminated, and with a portion of a month being counted as a fraction of a month equal to the number of days in such fractional month divided by 30).

y.	If the Agreement is terminated after the first 36 months of the original 63-month term, the termination fee will be calculated by taking the result from Subparagraph x. above multiplied by X (X%).

11.	Except as provided above, the Agreement is in effect in accordance with its terms.

ACCEPTED AND APPROVED:

FIRST-CITIZENS BANK & TRUST COMPANY		CAPITALBANK (South Carolina)

By:	Timothy D. Seamon	By:	James A. Lollis

Signature:	/s/ Timothy D. Seamon	Signature:	/s/ James A. Lollis
Title:	SVP	Title:	EVP/COO
Date:	6/14/2005	Date:	June 15, 2005

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